Exhibit 5.1
Eric C. Jensen
T: +1 650 843 5049
ejensen@cooley.com
March 10, 2021
Coupang, Inc.
Tower 730, 570, Songpa-daero, Songpa-gu
Seoul, Republic of Korea, 05510
Ladies and Gentlemen:
You have requested our opinion, as counsel to Coupang, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 10,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share, to be sold by certain selling stockholders (the “Stockholder Shares”). Prior to effectiveness of the Prior Registration Statement (as defined below), Coupang, LLC converted into a Delaware corporation (the “Conversion”) and changed its name to Coupang, Inc. The Registration Statement incorporates by reference the registration statement on Form S-1 (File No. 333-235030), which was declared effective on March 10, 2021 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the certificate of formation and limited liability company agreement of Coupang, LLC prior to the Conversion, (c) the Certificate of Conversion, which was filed to effect the Conversion, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares are validly issued, fully paid and non-assessable.
Cooley LLP 3175 Hanover Street, Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

Coupang, Inc.
March 10, 2021

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley LLP

By:	/s/ Eric C. Jensen
Eric C. Jensen
Cooley LLP 3175 Hanover Street, Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com